Exhibit 10.18

TO:	David Harmon
FROM:	Ron Grant, Chief Operating Officer

DATE:	November 5, 2007

SUBJECT:	Amendment of Bonus Retention Program

Thank you for being part of AOL’s future. Your performance and leadership are recognized and appreciated. We have amended the original Bonus Retention Program to provide you with greater clarity around the intent of the Bonus Program, which is designed to allow you to focus on your work at AOL while at the same time reward you for results that we hope you will continue to deliver.

This letter amends the terms of the Bonus Program that you are participating in with AOL LLC (together with its subsidiaries and affiliates, “AOL” or “the Company”), provided to you in a memorandum dated October 15, 2007. All terms used herein and not defined shall have the meaning given to them in the October 15, 2007 Bonus Program memorandum.

Paragraph 1 of the Bonus Conditions is hereby superseded in its entirety and replaced with the following:

1.	You must be a full-time, active employee of the Company throughout the entire applicable Bonus Period, subject to the following conditions:

a.	Prior to the end of any Bonus Period, if AOL terminates your employment without cause, as defined below, in exchange for your execution and delivery of a valid release of all claims against the Company, you shall be entitled to receive any remaining, unpaid Bonus Payments under the Bonus Program.

b.	Prior to the end of any Bonus Period, if AOL terminates your employment for cause, as defined below, or if you resign your employment for any reason, you will not be entitled to any Bonus Payment (or any pro rata Bonus Payment) for that Bonus Period or any subsequent Bonus Period. If during any Bonus Period you move to another Time Warner entity, you will not be entitled to any Bonus Payment (or any pro rata Bonus Payment) for that Bonus Period or any subsequent Bonus Period.

c.	For purposes of this Paragraph, “cause” means: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure, in the sole discretion of the Company, to satisfactorily perform your duties and responsibilities for the Company; (iii) fraud, embezzlement, misappropriation, or material destruction of Company property by you; (iv) your breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or the Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business; or (vii) your failure to cooperate in any internal or external investigation involving the Company.

Paragraph 5 of the Bonus Conditions is hereby superseded in its entirety and replaced with the following:

5.	Any Bonus Payment to which you may be entitled under this Bonus Program shall be paid, less applicable withholdings, on your next regularly scheduled pay date following the end of the applicable Bonus Period, unless local law requires that it be paid sooner. If AOL terminates your employment without cause prior to the end of any Bonus Period and you execute and deliver a valid release of all claims against the Company, AOL will pay any remaining, unpaid Bonus Payments, less applicable withholdings, within four (4) weeks of its receipt of your executed release of claims.

Except as expressly modified herein, the terms and conditions of the Bonus Program remain in full force and effect.

Let me reiterate our appreciation for what you bring to AOL. Please continue to lead, coach and deliver results as we move forward with another chapter in AOL’s story.